March 17, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: Jackson Ventures, Inc. - Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated November 28, 2005, of the following:

  Our Report to the Stockholders and Board of Directors of Jackson Ventures, Inc. dated February 20, 2006 on the financial statements of the Company as of December 31, 2005 and the related statement of operations, stockholders' equity and cash flows for the period from August 23, 2005 (inception) to December 31, 2005.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"Dale Matheson Carr-Hilton LaBonte"

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants